Exhibit 10.1

                               PHONORECORD RELEASE
                            AND PROMOTIONS AGREEMENT

This Agreement is made and entered into effective as of this 15th day of November, 2003 by and between Pyramid Records International, Inc., a Florida corporation, with a principal place of business located at 11077 Biscayne
Boulevard, Suite 200, Miami, Florida, 33161, (hereinafter referred to as "Company") and GSMB, LLC, a California limited liability company, c/o Michael J. Cronen, Law Offices of Harris Zimmerman, located at 1330 Broadway, Suite 710, Oakland, CA 94612-2506 (hereinafter referred to as "GSMB").

WHEREAS, GSMB co-sponsored a non-profit, cultural music exchange event in Havana, Cuba, which took place from March 21 through March 29, 1999 (the "Event"), which has been documented in various audio and audiovisual media, pursuant to United States Department Of The Treasury License, including License Nos. C-36173, CU-59857, CU64491 and CU-64491-a, as agent for selected charity(ies); and

WHEREAS, GSMB owns copyrights, including without limitation, Copyright Registration No. SRu-453-038 in and to certain pre-existing documentary sound recordings (hereinafter referred to as the "Sound Recordings") and audiovisual works (hereinafter referred to as the "Footage") made in connection with the Event, including Sound Recordings and Footage documenting interviews and original musical compositions performed by such artists as Mick Fleetwood, Gladys Knight, Burt Bacharach and further artists ("Artists") as listed in Exhibit A attached hereto and made a part hereof; and

WHEREAS, Company provides marketing, promotion and sales services in the field of music and video recording, including radio and other promotions, record production (manufacturing), distribution and sales; and

WHEREAS, Company and GSMB are desirous of obtaining agreement whereby Company obtains marketing and sales rights, including promotion, documentary record and DVD production (manufacturing), distribution and sales of phonorecords and DVD's embodying the Sound Recordings and certain concert, interview, and scenery Footage for the production of a DVD, as limited herein, it being understood that GSMB is reserving the rights for the utilization of any or all of the Footage and Sound Recordings in connection with a proposed feature film and/or the future release of Sound Recordings of musical compositions that are not included in phonorecords or DVDs released by Company under this Agreement;


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NOW,  THEREFORE,  in consideration  of the provisions set forth herein,  and for other good and valuable consideration, the amount and sufficiency of which is hereby acknowledged by the parties hereto, it is agreed as follows:

      1. EXCLUSIVE RIGHTS TO SOUND RECORDINGS

GSMB hereby grants to Company, throughout the world and during the effective term of this Agreement (life of copyright), subject to the terms of this Agreement, all of which are conditions of such grant, an exclusive right to reproduce the documentary Sound Recordings in phonorecords and to distribute said phonorecords to the public, in any form now known or which becomes known in the future, including but not limited to internet downloading. Said Sound Recordings are presently titled "Building a Bridge to Havana", which may be renamed by Company in its discretion. It is understood by the parties that GSMB hereby grants to Company the right to post-produce and finish a documentary music "DVD" that, once fully edited, will be sold in that format exclusively by Company, which may include portions of the Footage as described in Paragraph 2 below. Nothing contained herein, however, shall prohibit GSMB from licensing the same or similar Footage or Sound Recordings to a third party for use in connection with a feature film. It is further understood and agreed between the parties that GSMB shall also retain the right to license any Sound Recordings that are not included in phonorecords or DVDs released by Company within seven
(7) years from the effective date of this Agreement.

      2. NON-EXCLUSIVE DVD RIGHTS TO LIMITED FOOTAGE

It is understood that GSMB has been involved in negotiations with various film production entities for the purposes of producing and publicly releasing a documentary film using the Footage and synchronized Sound Recordings. Therefore, GSMB's license of Footage to Company under this Agreement is limited to the right to reproduce Footage of the Event in DVD format only in combination with phonorecords of the Sound Recordings, and in connection with the promotion, marketing and sale of the Sound Recordings and the promotion, marketing and sale of the music DVD. Such Footage licensed to Company hereunder is limited to no more than seventy (70) continuous minutes in total length, and to Footage primarily of the Event concert held on Saturday, March 27, 1999 and Company's selection of Footage of Event participant interviews, said interviews not to exceed fifteen (15) minutes. Company has the right to edit the Footage for use in DVD format and in marketing of said DVD and the Sound Recordings or both together, subject to GSMB's prior written approval. Such written approval will not be unreasonably withheld.


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      3. TERM

      This Agreement shall continue in full force and effect for the life of GSMB's copyrights in the Sound Recordings and Footage unless this Agreement is sooner terminated as herein provided.

      4. DELIVERY COMMITMENT

      GSMB shall deliver to Company commercially satisfactory master audio recordings of the Sound Recordings and Footage free and clear of liens or other financial encumbrances. Said delivered Footage shall comprise all of the footage of the March 27, 1999 Event concert available to GSMB and approximately seventy-five minutes (75) of interviews and scenery as mutually agreed upon by the parties in writing, and which may include Footage and Sound Recordings previously used in connection with the documentary film entitled Five Days In March by Haskell Wexler, and that certain 22 minute promotional video previously prepared by GSMB for marketing purposes. GSMB shall also deliver to Company copies of all Songwriter/Artist Release[s] GSMB has obtained to date in connection with the Artists' performances embodied in the Sound Recordings, a list of persons who have signed said Songwriter/Artist Release[s] is attached hereto and made a part hereof as Exhibit B.

      5. RIGHTS

      GSMB shall timely supply Company with information in the possession, custody or control of GSMB that Company may reasonably request in order: (i) to make payments due in connection with phonorecords embodying the Sound Recordings; and (ii) to assist Company in obtaining final release approval from Artists, their publishers, record companies, etc. for the public release of Sound Recordings and DVD format Footage as provided for in this Agreement.


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      6. APPROVAL OF GRANT OF RIGHTS

      It is understood between the parties that the grant of rights by GSMB to Company hereunder is made subject to approvals by the Artists, their publishers, record companies, and any applicable regulations of the United States Department of the Treasury, Office of Foreign Assets Control. As to publicity rights, as set forth above, GSMB shall provide Company with the written Artists permissions GSMB has received to date. Final artist, record company and governmental approval for the reproduction and distribution of DVDs and phonorecords embodying the Sound Recordings and Footage shall be Company's sole and exclusive responsibility.

      7. LICENSES FOR MUSICAL COMPOSITIONS

      Mechanical royalty amounts, if any, for musical compositions embodied in the Sound Recordings and reproduced and distributed in phonorecords shall be determined between Company and the authors of such musical compositions or their designated publishers and, as determined, will be paid by Company or its alliance entity(ies) as identified in paragraph 8(B) below.

      8. MARKETING AND PROMOTION EXPENSES

      (A) Company shall diligently and in good faith apply its best efforts to market, promote, manufacture, advertise and sell phonorecords embodying Sound Recordings. Company shall make expenditures of at least four hundred thousand United States Dollars (U.S. $400,000) to market, promote, advertise and sell phonorecords embodying the Sound Recordings, excluding the costs of manufacturing said phonorecords. Company's expenditures hereunder shall be in substantial accordance with the Budget attached hereto as Exhibit C and shall include expenditures of not more than fifteen thousand dollars ($15,000.00) for expenses incurred for post-production of the documentary music DVD hereunder. Said Budget shall include time lines for the marketing and promotion expenditures. The cost of manufacturing phonorecords embodying Sound Recordings hereunder shall be borne by Company or an alliance entity(ies) as identified in paragraph 8(B) below. It is understood that a portion of the marketing and promotion funds will be advanced by Company's distributor, not to exceed seventy five thousand ($75,000) Dollars, which sum shall be in addition to Company's expenditures of at least four hundred thousand United States Dollars (U.S. $400,000) as set forth in this Paragraph 8(A).


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      (B) It is a condition of this  Agreement  that  Company has the  financial resources to expend and in fact expends all funds necessary to commercially release, market and promote the distribution and sales of phonorecords and DVDs embodying the Sound Recordings and/or Footage either through an alliance(s) with major multi-national record company(ies) (Warners, BMG, EMI, Universal or Sony), which alliance(s) shall be fully disclosed to GSMB, in writing, or by Company's own expenditures in accordance with paragraph 8(A) above. In either event, Company shall, deposit, within fifteen days of the effective date of this Agreement, the sum of four hundred thousand United States Dollars (U.S. $400,000.00) in an escrow account with a third party attorney mutually selected by the parties and located in the State of Florida, said third party attorney having errors and omissions insurance in an amount of not less than one million five hundred thousand dollars ($1,500,000.00), to be controlled by the laws of the State of Florida for attorney escrow accounts, to be held in trust by said third party attorney with instructions for expenditures in accordance with paragraph 8(A) above and the Budget attached hereto as Exhibit C. Said instructions for expenditures shall be mutually agreed upon by the parties. It is further understood and agreed that expenditures hereunder shall only be made to entities that are unaffiliated with Company. Such unaffiliated entities hereunder may include any entity in which Company and its principals and agents have an ownership interest of less than ten percent (10%). Notwithstanding the provisions of this Paragraph 8(B), however, it is understood and agreed between the parties that Company shall have the right to expend sums in an amount not to exceed ten thousand dollars ($10,000.00) to retain the services of Impact Music Marketing, a promotional entity affiliated with Company and in which Company or its principals and agents have an ownership interest of more than ten percent (10%). In the event that Company enters into an alliance(s) with a major multinational record company(ies) as provided in this Paragraph 8(B), then the Company shall use is best efforts and request to enter into a written agreement requiring the direct payment of Revenues by said alliance entity(ies) to GSMB in accordance with the provisions of Paragraph 10 below. In the event it is impossible to secure such direct payment to GSMB by Company's distributor, then all revenue derived from the exploitation of the project shall be deposited in


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the above identified third party attorney escrow account,  or such other account as the parties may mutually agree, and each party shall be paid directly therefrom in accordance with the terms of this Agreement. The various marketing and promotional expenses incurred by Company under this Agreement shall be paid by Company out of its promotional budget and these costs shall not be treated as an advance against payments of Revenues to GSMB as agent for the selected charity(ies) as set forth in this Agreement. It is specifically agreed and understood that Company shall pay Company's distributor for such items as special discounts, incentive programs and co-op advertising and that such payments will be made as part of Company's expenditures of funds as provided for in this Paragraph 8. It is expressly understood that Company's expenditures hereunder shall not include payments for manufacturing CDs and DVDs embodying the Sound Recordings or Footage.

      9. GUARANTEED RELEASE AND PROMOTION/REVERSION OF RIGHTS

      (A) Company agrees to commercially release for retail purchase in the ordinary course of commerce, copies of a phonorecord album ("Album") embodying Sound Recordings and DVD format Footage, within one hundred eighty (180) days after GSMB's delivery of master recordings of the Sound Recordings and the Footage to Company. Such Album shall include master recordings of at least ten
(10) musical compositions selected by Company from the musical compositions included in the Sound Recordings.

      (B) It is understood and agreed that if Company fails to commercially release said Album as set forth in Paragraph 9(A) above, GSMB shall have the right, following the expiration of said one hundred eighty (180) days, to provide written notice that this Agreement shall terminate unless Company performs its obligation to commercially release said Album. Company shall thereafter have sixty (60) days to perform its obligation to commercially release said Album. If Company fails to commercially release said Album within sixty (60) days after such notice, this Agreement shall terminate. Upon termination of the Agreement, all rights to the Sound Recordings and Footage granted to Company hereunder shall automatically revert to GSMB. Company further agrees to provide GSMB with copies of all documents and things in Company's possession, custody or control that relate or pertain to the subject matter of this Agreement and to return to GSMB any materials, including the Sound Recordings and Footage, which GSMB delivers to Company hereunder, upon termination of the Agreement.


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      (C) Company  reserves the right,  at its election  upon written  notice to
GSMB, to suspend the operation of this Agreement for the duration of any of the following contingencies, only if by reason of any such contingency Company is materially hampered in the performance of its obligations under this Agreement
or  its  normal  business   operations  are  delayed  or  become  impossible  or
commercially impracticable: Acts of God, fire, catastrophe, labor disagreement or action of any labor union or association affecting Company or the industry in which it is engaged, delays in the delivery of materials and supplies. Any such suspension due to a labor controversy shall be limited to a period of no more than six (6) months.

      10. JOINT REVENUE PARTICIPATION

      (A) "Revenue(s)" as used in this Agreement shall include all fees, commissions, payments of any sort, and any other form of consideration received by or on behalf of Company in connection with the Sound Recordings and Footage, from any source, including without limitation, Company's representatives, agents, and affiliates, distributors or sub-distributors, throughout the world, including but not limited to Ark 21, Universal, Broadcast revenue, Apple's I Tunes and any other internet distributor. Revenues generated hereunder from the exploitation of Sound Recordings and DVD format Footage, shall be allocated and paid as follows: (i) ten percent (10%) of all Revenues shall be paid to a charity(ies), preferably a music oriented charity(ies), to be selected jointly by Company and GSMB (the deductions for the charity(ies) shall be shared equally by the parties); and (ii) Revenues after said payments to charity(ies) shall be shared equally by the parties with 50% of said remaining Revenues to be paid to Company, and 50% of said remaining Revenues to be paid to GSMB to recoup its costs. It is understood however, that a service fee of four percent (4%) of Revenues generated from sales within the United States shall be paid to Company before the allocation and payment of Revenues to the parties and the charity(ies) as set forth herein. For example, if Revenues generated to Company

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from  sales  within the  United  States  equal  $100.00,  allocation  under this
Paragraph 10(A) is as follows: A $4.00 service fee shall be paid to Company; $9.60 shall be paid to Charity(ies) as provided herein; $43.20 shall be paid to Company; and $43.20 shall be paid to GSMB. It is further understood and agreed that in the event the parties are not able to jointly agree upon the selection of a charity(ies) hereunder, then GSMB shall have the right to select said charity(ies) in its sole and exclusive discretion.

      (B) The allocation of Revenues set forth in Paragraph 10(A) above shall continue until GSMB recoups its costs. Once GSMB recoups its costs, Revenues shall be shared equally by the parties with 50% of Revenues to be paid to Company and 50% of Revenues to be received by GSMB as agent for charity(ies)
jointly by Company and GSMB. It is understood however, that a service fee of four percent (4%) of Revenues generated hereunder from sales within the United States shall be paid to Company before the allocation and payment of Revenues to the parties as set forth herein. For example, if Revenues generated to Company from sales within the United States equal $100.00, the allocation under this Paragraph 10(B) is as follows: A $4.00 service fee shall be paid to Company; $48.00 shall be paid to Company; and $48.00 shall be received by GSMB as agent for charity(ies) as provided herein. It is further understood and agreed that in the event the parties are not able to jointly agree upon the selection of charity(ies) hereunder, then GSMB shall have the right to select said charity(ies) in its sole and exclusive discretion.

      (C) It is further understood and agreed that Company or its alliance entity(ies) shall pay any mechanical royalty payments required to be paid by virtue of any agreements reached between Company and the copyright proprietors of the musical compositions selected to be included on the CD audio release and/or the DVD format release. In the event that Company in fact makes any such mechanical royalty payments to said copyright proprietors then such payments shall be deducted from Revenues hereunder before allocation and payment to the parties as provided herein. Company shall endeavor and request that the copyright revenue, which would otherwise be payable to the songwriter and the publisher, if any, be paid to the charity(ies) as provided for hereunder.


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      (D) Company presently has an agreement with Ark 21 / Universal  concerning distribution of phonorecords embodying the Sound Recordings. A copy of this distribution agreement is attached hereto as Exhibit D. Company shall instruct Ark 21 / Universal to make any payments under said distribution agreement directly to Company and GSMB. In the event that Ark 21 / Universal, or any other distributor(s) or alliance entity(ies) selected by Company, do not agree to make direct payments to the parties, then Company shall require that such payments be made to the escrow account identified in paragraph 8(B) above to be distributed and allocated to the parties in accordance with the terms of this Agreement.

      (E) GSMB's share of Revenues hereunder shall be paid to GSMB by the third party attorney as set forth in Paragraph 8(B) hereof in accordance with the terms of this Agreement within ten (10) days after the close of each calendar month. Company shall deliver to GSMB a statement of Revenue based activities performed by Company under this Agreement within ten (10) days after the close of each calendar month which shall contain such other information as GSMB may reasonably require. It is understood and agreed between the parties, however, that payments to Company and GSMB from Company's distributor(s) or alliance entity(ies) may be withheld by said distributor(s) or alliance entity(ies) for a period of approximately ninety (90) days. In the event that monies due from Company are not paid, a late fee in the amount of six percent (6%) of the amount due and unpaid shall be assessed against Company, and interest at the rate of ten percent (10%) per annum shall be assessed on all amounts due and unpaid. It is expressly understood that GSMB, by accepting interest on all unpaid amounts, and late fees, does not waive any rights, powers or privileges under this Agreement.

      (F) Company shall keep at its principal place of business accurate and complete records of all phonorecords embodying Sound Recordings and DVD format Footage manufactured, leased, sold, used or otherwise delivered to other parties by or on behalf of Company and of all details in connection with the aforesaid activities necessary to enable Company to comply with this Agreement. Company further agrees to provide GSMB with copies of all documents and things in Company's possession, custody or control that relate or pertain to the subject matter of this Agreement and to return to GSMB any materials, including the Sound Recordings and Footage, which GSMB delivers to Company hereunder, upon Company's commercial release of CDs and/or DVDs embodying the Sound Recordings and Footage selected by Company.


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      11. AUDIT

      GSMB shall have the right, upon ten (10) days written notice and during regular business hours, and at the expense of GSMB, to have an independent auditor audit at the place of business of Company or other place agreeable to the parties, the aforesaid records, and to report compliance or non-compliance with the payment, record maintenance and all other reporting requirements of this Agreement. If an audit shall reveal that in any six month period Company has made an error of eight percent (8%) or more in its favor in any payment due to GSMB, or designated charity(ies), Company shall bee obligated to pay the audit fee in respect of such audits.

      12. CREDITS

      The parties agree to cooperate to provide appropriate written credits in connection with the Sound Recordings and Footage embodied in phonorecords and DVDs released by Company under this Agreement. It is further agreed that such written credits shall include the following: 1.) Executive Producer: Joel Geldermann; 2.) Producer: Todd Wood; 3.) Co-Producer: Jerry Merrill; 4.) Legal:
Steve Nelson, Mike Cronen.

      13. WARRANTIES AND REPRESENTATIONS; INDEMNITIES

            (A) GSMB warrants and represents that:

                  (i) To the best of GSMB's knowledge, information and belief, and except as otherwise set forth in this Agreement, there are no encumbrances to its performance of this Agreement;

                  (ii) GSMB shall fulfill its delivery obligations under this Agreement in a timely manner; and

                  (iii) GSMB agrees to indemnify, save and hold Company harmless from any and all loss and damage arising out of, connected with or as a result of any breach by GSMB of any warranty, representation, agreement, undertaking or covenant contained in this Paragraph 13.


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            (B) Company warrants and represents that:

                  (i) To the best of Company's knowledge, information and belief, and except as otherwise set forth in this Agreement, there are no encumbrances to its performance of this Agreement;

                  (ii) Company shall fulfill its phonorecord release and promotional obligations under this Agreement in a timely manner; and (iii) Company agrees to indemnify, save and hold GSMB harmless from any and all loss and damage arising out of, connected with or as a result of any breach by Company of any warranty, representation, agreement, undertaking or covenant contained in this Paragraph 13.

      14. NOTICES

            (A) Except as otherwise specifically provided herein, all notices under this agreement shall be in writing and shall be given by courier or other personal delivery, by overnight delivery by an established overnight delivery service (e.g., Federal Express or United Parcel Service), or by registered or certified mail (return receipt requested) at the addresses first written above, or at a substitute address designated in a written notice sent by the party concerned to the other party hereto.

            (B) Each notice to Company shall be addressed to the attention of Allen Jacobi, Pyramid Records International, Inc., 11077 Biscayne Boulevard, Suite 200, Miami, Florida, 33161. Notices shall be deemed given when mailed or deposited into the custody of an overnight delivery service for overnight delivery, or, if personally delivered, except that a notice of change of address shall be effective when in writing and only from the date of its receipt.

            (C) Each notice to GSMB shall be addressed c/o Michael J. Cronen, Law Offices of Harris Zimmerman, located at 1330 Broadway, Suite 710, Oakland CA 94612-2506. Notices shall be deemed given when mailed or deposited into the custody of an overnight delivery service for overnight delivery, or, if personally delivered, when so delivered, except that a notice of change of address shall be effective when in writing and only from the date of its receipt.


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      15. SOUND RECORDINGS AND FOOTAGE/MUSICAL COMPOSITIONS

      It shall be Company's obligation to make all necessary and/or required payments to the copyright proprietors of the musical works embodied in the Sound Recordings and Footage. GSMB will provide Company with documents in the possession, custody or control of GSMB to assist Company in entering into any licenses with said copyright proprietors.

      16. ASSIGNMENT

      GSMB shall have the right without Company's consent to assign this Agreement in whole or in part. Company shall not have the right to assign this Agreement or any of Company's rights or obligations hereunder in whole or in part without GSMB's prior written consent, except in the case where a third party acquires at least forty nine (49%) percent of the ownership of Company and does not alter management or distributor.

      17. ENTIRE UNDERSTANDING

      This Agreement constitutes the entire understanding of the parties concerning the subject matter hereof and revokes and supersedes all prior agreements between the parties. This Agreement shall not be modified or amended except in writing signed by the party to be charged with any such modification or amendment.

      18. RELATIONSHIP OF THE PARTIES

      The parties hereto are independent contractors and nothing herein shall be construed as creating a partnership or joint venture between them. Neither party shall have the power to obligate or bind the other except as otherwise agreed upon in writing.

      19. AGREEMENT BINDING ON SUCCESSORS

      The provisions of this Agreement shall bind and shall inure to the benefit of the parties hereto, their heirs, administrators, successors, and assigns.


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

      20. WAIVER

      No waiver by either party of any breach of this Agreement shall be deemed a waiver by such party of any other breach of this Agreement.

      21. SEVERABILITY

      Should any provision of this agreement be adjudicated by a court of competent jurisdiction as void, invalid or inoperative, such decision shall not affect any other provision hereof, and the remainder of this agreement shall be effective as though such void, invalid or inoperative provision had not been contained herein. All accountings and payments required herein, all recoupments permitted herein, and all grants and all warranties made herein, shall survive and continue beyond the expiration or earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written.

GSMB, LLC

By:  /s/ Joel F. Geldermann
     ----------------------
     Joel F. Geldermann
Its: Manager

PYRAMID RECORDS
INTERNATIONAL, INC,
a Florida corporation

By:  /s/ Allen Jacobi
     ---------------------
     Allen Jacobi
Its: President







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